BLUE CHIP VALUE FIND, INC.

Registration No. 811-5003

FORM N-SAR

Semi-Annual Period Ended June 30, 2002

SUB-ITEM 77D: Policies with respect to security investments

(g) The investment policy of the Registrant has been revised effective February 5, 2002 as follows:

Revised Policy: The Fund has a fundamental policy that during normal conditions it will at all times have at least 80% of its net assets (plus the amount of any borrowings for investment purposes) invested in equity securities of large companies with headquarters in the United States, such as those included in, or similar in size to those included in, Standard & Poor's 500 Composite Stock Price Index.